TIDAL COMMODITIES TRUST I S-4

Exhibit 107

Calculation of Filing Fee Tables

S-4

(Form Type)

Tidal Commodities Trust I

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Equity	Common Stock	Rule 457(f)(2)	50,004	$41.94	$2,097,168	.00014760	$309.54
Newly Registered Securities
Fees to Be Paid	Exchange-Traded Vehicle Securities	Hashdex Bitcoin Futures ETF	Rule 457(u)	Indeterminate Amount of Securities	(1)	(1)	(1)	(1)
	Total Offering Amounts					(1) $2,097,168		(1) $309.54
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due					(1) $2,097,168		(1) $309.54

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, based on the net asset value per share of the Acquired Fund (computed as of October 27, 2023, which is the last practicable date prior to the filing of this registration statement). The actual value of shares issued in the planned reorganization will be the net asset value per share of the Acquiring Fund (computed as of the consummation of the planned reorganization under the Plan of Merger based on the then determined net asset value per share of the Acquired Fund).

Table 2: Fee Offset Claims and Sources

N/A